UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 9, 2005

NATIONWIDE FINANCIAL SOLUTIONS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Nevada

(State or Other Jurisdiction of Incorporation)

333-120428	33-1080880

(Commission File Number)	(IRS Employer Identification No.)

3231 S. Country Club Way, Suite 102, Tempe, Arizona	85282

(Address of Principal Executive Offices)	(Zip Code)

(480) 820-9766

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into a Material Definitive Agreement

On December 9, 2005, Nationwide Financial Solutions, Inc. (the “Company”) entered into a Stock Purchase Agreement (the “Purchase Agreement”) with (a) Bay Capital Corporation (“Bay”), and (b) Paul Bekman, Arlene Bekman, Ben Lyons, Sherry A. Lyons, Nadine Sachs and Stewart Sachs (individually and as agent and attorney-in-fact for the shareholders of Bay) (collectively, the “Shareholders”). The Purchase Agreement provides that, upon the terms and subject to the conditions set forth in the Purchase Agreement, the Shareholders will sell to the Company all of the outstanding shares of common stock of Bay (the “Transaction”). The aggregate purchase price to be paid in connection with the Transaction by the Company will be approximately $8.1 million, subject to certain adjustments as set forth in the Purchase Agreement. The consideration will consist of cash and shares of the Company’s common stock. The Purchase Agreement provides for a holdback of $4.8 million to satisfy indemnification obligations under the Purchase Agreement, and contains customary representations and warranties and indemnification provisions. The closing of the transaction is conditioned upon conditions included in the Purchase Agreement.

The parties anticipate that the Transaction will be completed on during the first quarter of 2006.

Item 7.01	Regulation FD Disclosure

In connection with the Purchase Agreement, the Company has issued a press release (the “Press Release”), which is attached to this report as Exhibit 99.1.

In accordance with General Instruction B.2. of Form 8-K, the information contained in the Press Release shall not be deemed “Filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall the Press Release be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01	Financial Statements and Exhibits
(c) Exhibits

Exhibit No.	Description
99.1	Press Release of Nationwide Financial Solutions, Inc. dated December 12, 2005.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATIONWIDE FINANCIAL SOLUTIONS, INC.
(Registrant)

Date: December 13, 2005	By: /s/ Darren R. Dierich
Darren R. Dierich
Chief Financial Officer

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